                                                                    Exhibit 99.1

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for each of the five years ended December 31, 2002, 2001, 2000, 1999 and 1998 are derived from the Company's Consolidated Financial Statements. This data should be read in conjunction with Exhibit 99.2 and Exhibit 99.3 of this Current Report on Form 8-K.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                                                     For the years ended December 31,
                                            ---------------------------------------------------------------------------------------
Dollars in Thousands
Except Per Share Amounts                       2002      %       2001      %       2000      %       1999       %      1998      %
-----------------------------------------------------------------------------------------------------------------------------------
Revenues                                    $ 320,327  100.0  $ 448,153  100.0  $ 458,058  100.0   $ 343,184  100.0  $337,992  100.0
Income (loss) from continuing operations
   before income taxes, minority interest,
   and gain on sale                             2,610    0.8    (16,640)  (3.7)      (312)     -      28,660    8.4    32,083    9.5
Income (loss) from continuing operations*       4,854    1.5     44,695   10.0       (694)  (0.2)     18,702    5.4    20,894    6.2
Earnings (loss) from continuing operations
   per basic share                               0.28              2.61             (0.04)              1.16             1.30
Earnings (loss) from continuing operations
   per diluted share                             0.27              2.59             (0.04)              1.14             1.28

* Includes a pre-tax gain on the sale of the Aqua Cool Pure Bottled Water business of $8.2 million and $102.8 million in 2002 and 2001, respectively.

CONSOLIDATED BALANCE SHEET DATA

                                                                         December 31,
                                          -----------------------------------------------------------------------------
Dollars in Thousands                           2002            2001           2000              1999           1998
-----------------------------------------------------------------------------------------------------------------------
Current assets                            $     342,026    $   392,660   $     268,938      $   210,885    $    205,461
Current liabilities                             114,168        156,866         173,363           99,475          85,934
-----------------------------------------------------------------------------------------------------------------------
Working capital                                 227,858        235,794          95,575          111,410         119,527
Total assets                                    608,013        633,313         585,813          500,906         452,123
Long-term debt and notes payable                  9,670         10,126          10,911            8,351           1,519
Stockholders' equity                            438,153        423,353         356,861          361,852         345,598

                                                                               7